Exhibit 99.3

B-HIVE NETWORKS, INC.

2007 STOCK OPTION AND INCENTIVE PLAN

ARTICLE I — DEFINITIONS

1.1 As used in this Plan, the following terms have the following meanings unless the context clearly indicates to the contrary:

(a) “Award” means a grant of an Option, Restricted Stock, or an SAR pursuant to the provisions of the Plan.

(b) “Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means cause for termination of employment or engagement as provided in the employment or engagement agreement for a Grantee. In the event a Grantee has no employment or engagement agreement, or such agreement does not define cause for termination of employment or engagement, then “Cause” shall mean: (i) default, willful malfeasance, fraud or dishonesty of the Grantee in the performance of his or her duties; (ii) the Grantee’s material breach of or material failure to observe the terms of any employment or engagement agreement to which he or she is a party; or (iii) the Grantee’s engaging in conduct or activities that are reasonably likely to cause or do cause material damage to the business or reputation of the Company, any Subsidiary of the Company, or any personnel thereof. Cause shall be determined by the Committee based upon information presented by the Company and the Grantee and shall be final and binding on all parties hereto.

(e) “Code” means the United States Internal Revenue Code of 1986, including effective date and transition rules (whether or not codified). Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future law.

(f) “Committee” means a committee of at least two Directors appointed from time to time by the Board, having the duties and authority set forth herein in addition to any other authority granted by the Board. At any time that the Board shall not have appointed a committee as described above, any reference herein to the Committee means a reference to the Board.

(g) “Company” means B-Hive Networks, Inc., a Delaware corporation.

(h) “Company Transaction” means any of the following transactions to which the Company is a party:

(i) a merger, consolidation, share exchange, share issuance, combination or other transaction or series of transactions (other than a public offering by the Company for cash of the Company’s capital stock, debt or other securities, and other than ordinary public trading of such securities) in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) the liquidation or dissolution of the Company; or

(iv) any similar event deemed by the Board to constitute a Company Transaction for purposes of this Plan

(i) “Director” means a member of the Board.

(j) “Employee” means an employee (as defined in Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or a Parent or Subsidiary.

(k) “Exchange Act” means the Securities Exchange Act of 1934. Any reference herein to a specific section of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

(l) “Exercise Price” means the price at which a Grantee may purchase a share of Stock under the Plan.

(m) “Fair Market Value” on any date means (i) the closing sales price of the Stock, regular way, on such date on the national securities exchange having the greatest volume of trading in the Stock during the thirty-day period preceding the day the value is to be determined or, if such exchange was not open for trading on such date, the next preceding date on which it was open; (ii) if the Stock is not traded on any national securities exchange, the average of the closing high bid and low asked prices of the Stock on the over-the-counter market on the day such value is to be determined, or in the absence of closing bids on such day, the closing bids on the next preceding day on which there were bids; or (iii) if the Stock is not traded on the over-the-counter market, the fair market value as determined in good faith by the Committee based on such relevant facts as may be available to it, which may include opinions of independent experts, the price at which recent sales have been made, the book value of the Stock, and the Company’s current and anticipated future earnings.

(n) “Grantee” means a person who is an Optionee or a person who has received an Award of Restricted Stock or an SAR.

(o) “Incentive Stock Option” means an option to purchase any stock of the Company, which complies with and is subject to the terms, limitations and conditions of Section 422 of the Code and any regulations promulgated with respect thereto.

(p) “Non-Statutory Stock Option” means any Option that is not an Incentive Stock Option.

(q) “Officer” means a person who constitutes an officer of the Company.

(r) “Option” means an option, whether or not an Incentive Stock Option, to purchase Stock granted pursuant to the provisions of Article 6 of this Plan.

(s) “Optionee” means a person to whom an Option has been granted under this Plan.

(t) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the grant (or modification) of the Option, each of the corporations other than the Company owns stock possessing 50 percent or more of the total combined voting power of the classes of stock in one of the other corporations in such chain.

(u) “Permitted Transferee” shall mean, with respect to any Grantee, such person’s spouse, any descendants (whether natural or adopted) of such person, any corporation, partnership, limited liability company or other entity wholly owned by any of the foregoing persons (including such person), any trust solely for the benefit of any of the foregoing (including such person).

(v) “Permanent and Total Disability” has the same meaning as given to that term by Code Section 22(e)(3) and any regulations or rulings promulgated thereunder.

(w) “Plan” means this 2007 Stock Option and Incentive Plan.

(x) “Purchasable” refers to Stock which may be purchased by a Grantee under the terms of this Plan on or after a certain date specified in the applicable Award Agreement.

(y) “Qualified Domestic Relations Order” has the meaning set forth in the Code or in the Employee Retirement Income Security Act of 1974, or the rules and regulations promulgated under the Code or such Act.

(z) “Restricted Stock” means Stock issued, subject to restrictions, to a Grantee pursuant to Article 7 of this Plan.

(aa) “SAR” means a stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a share of Stock from the date of the grant of the right to the date of its payment, all as provided in Article 8 of this Plan.

(bb) “SAR Price” means the base value established by the Committee for an SAR on the date the SAR is granted and which is used in determining the amount of benefit, if any, paid to a Grantee.

(cc) “SEC” means the United States Securities and Exchange Commission.

(dd) “Stock” means the common stock, $.001 par value per share, of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities.

(ee) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the grant (or modification) of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE II — THE PLAN

2.1 Name. This Plan shall be known as the Company’s “2007 Stock Option and Incentive Plan.”

2.2 Purpose. The purpose of the Plan is to advance the interests of the Company, its Subsidiaries and its shareholders by affording certain Employees, Officers and Directors of the Company and its Subsidiaries, as well as key consultants and advisors to the Company or any Subsidiary, an opportunity to acquire or increase ownership interests in the Company. The objective of the issuance of the Options and Awards is to promote the growth and profitability of the Company and its Subsidiaries because the Grantees will be provided with an additional incentive to achieve the Company’s objectives through participation in its success and growth and by encouraging their continued association with or service to the Company.

2.3 Effective Date. Subject to the approval of the Plan by the Company’s stockholders within 12 months of the Plan’s adoption by the Board, the Plan will become effective on the date that it is adopted by the Board; provided, however, that if the Company’s shareholders have not approved the Plan on or prior to the first anniversary of such effective date, then all options granted under the Plan shall be Non-Statutory Stock Options.

ARTICLE III — PARTICIPANTS

The class of persons eligible to participate in the Plan shall consist of all persons whose participation in the Plan the Committee determines to be in the best interests of the Company, which shall include, but not be limited to, all Directors, Officers and Employees of the Company or any Subsidiary, as well as key consultants and advisors to the Company or any Subsidiary; provided, however, that Incentive Stock Options shall only be granted to Employees.

ARTICLE IV — ADMINISTRATION

4.1 Duties and Powers of the Committee. The Plan shall be administered by the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine (if the Board is serving as the Committee, the Chairman of the Board shall also serve as Chairman of the Committee). The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and to meet telephonically. In administering the Plan, the Committee’s actions and determinations shall be binding on all interested parties. The Committee shall have the power to grant Awards in accordance with the provisions of the Plan and may grant Awards singly, in combination, or in tandem, provided, however, that the Committee shall not grant Incentive Stock Options in tandem with Non-Statutory Stock Options in such a manner that the exercise of one affects the right to exercise the other. Subject to the provisions of the Plan, the Committee shall have the discretion and authority to determine those individuals to whom Awards will be granted, the number of shares of Stock subject to each Award, such other matters as are specified herein, and any other terms and conditions of an Award Agreement. The Committee shall also have the discretion and authority to delegate to any Officer its powers to grant Awards under the Plan, subject to such limitations as the Committee may establish. To the extent not inconsistent with the provisions of the Plan, the Committee may give a Grantee an election to surrender an Award in exchange for the grant of a new Award, and shall have the authority to amend or modify an outstanding Award Agreement, or to waive any provision thereof, subject to any required consent on the part of the Grantee.

4.2 Interpretation; Rules. Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to it; to determine the details and provisions of each Award Agreement; and to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, the amending or altering of the Plan and any Awards granted under the Plan as may be required to comply with or to conform to any federal, state, or local laws or regulations.

4.3 No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.4 Determinations. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of Awards, the terms and provisions of Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

4.5 Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

4.6 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability, or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE V — SHARES OF STOCK SUBJECT TO PLAN

5.1 Subject to any adjustment pursuant to the provisions of Article 10 of this Plan, the maximum number of shares of Stock to be subject to or related to Awards that may be issued hereunder and under all other stock option and incentive plans of the Company shall be equal to 1,026,384 shares, all of which may be issued in respect of Incentive Stock Options. Any or all shares of Stock subject to or related to Awards under the Plan may be issued in any combination of Incentive Stock Options, Non-Statutory Stock Options, Restricted Stock, or SARs. Shares of

Stock subject to an Award may be either authorized and unissued shares of Stock or shares of Stock issued and later acquired by the Company. The shares covered by any unexercised portion of an Option or SAR that has terminated for any reason (except as set forth in the following paragraph), or any forfeited portion of an Award, may again be awarded under the Plan, and such shares shall not be considered as having been issued in computing the number of shares of Stock remaining available for award hereunder. For purposes of calculating the maximum number of shares of Stock which may be issued under the Plan, all the shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted. If any Option is exercised by delivering previously owned shares in payment of the Exercise Price, the number of shares so delivered to the Company shall not again be available for purposes of the Plan.

5.2 The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Stock as shall be sufficient to satisfy the requirements of the Plan.

ARTICLE VI — OPTIONS

6.1 Types of Options Granted. The Committee may, under this Plan, grant either Incentive Stock Options or Non-Statutory Stock Options. Within the limitations provided in this Plan, both types of Options may be granted to the same person at the same time, or at different times, under different terms and conditions, as long as the terms and conditions of each Option are consistent with the provisions of the Plan. Without limitation of the foregoing, Options may be granted subject to conditions based on the financial performance of the Company, performance of the Grantee or any other factor the Committee deems relevant.

6.2 Option Grant and Agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of the Committee (or with respect to an Option granted pursuant to delegation by the Committee to an Officer, in accordance with such approval process as is required by the Committee) and by a written Award Agreement executed by the Company and the Optionee. The terms of the Option, including the Option’s duration, vesting, time or times of exercise, Exercise Price and whether the Option is intended to be an Incentive Stock Option shall be stated in the Award Agreement. No Incentive Stock Option may be granted more than ten years after the earlier to occur of the Effective Date or the date the Plan is approved by the Company’s stockholders. Separate Award Agreements may be used for Options intended to be Incentive Stock Options and Non-Statutory Stock Options, but any failure to use such separate agreements shall not invalidate, or otherwise adversely affect the Grantee’s interest in, the Options evidenced thereby.

6.3 Optionee Limitations. The Committee shall not grant an Incentive Stock Option to any person who, at the time the Incentive Stock Option is granted:

(a) is not an Employee; or

(b) owns or is considered to own stock possessing at least 10% of the total combined voting power of all classes of stock of the Company or any of its Parent or Subsidiary corporations; provided, however, that this limitation shall not apply if at the time an Incentive

Stock Option is granted the Exercise Price is at least 110% of the Fair Market Value of the Stock subject to such Option and such Option by its terms would not be exercisable after five years from the date on which the Option is granted. For the purpose of this subsection (b), a person shall be considered to own: (i) the stock owned, directly or indirectly, by or for his or her brothers and sisters (whether by whole or half blood), spouse, ancestors and lineal descendants; (ii) the stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust in proportion to such person’s stock interest, partnership interest or beneficial interest therein; and (iii) the stock which such person may purchase under any outstanding options of the Company or of any Parent or Subsidiary of the Company.

6.4 $100,000 Limitation. Except as provided below, the Committee shall not grant an Incentive Stock Option to, or modify the exercise provisions of outstanding Incentive Stock Options held by, any person who, at the time the Incentive Stock Option is granted (or modified), would thereby receive or hold any Incentive Stock Options of the Company and any Parent or Subsidiary of the Company, such that the aggregate Fair Market Value (determined as of the respective dates of grant or modification of each option) of the stock with respect to which such Incentive Stock Options are exercisable for the first time during any calendar year is in excess of $100,000 (or such other limit as may be prescribed by the Code from time to time); provided that the foregoing restriction on modification of outstanding Incentive Stock Options shall not preclude the Committee from modifying an outstanding Incentive Stock Option if, as a result of such modification and with the consent of the Optionee, such Option no longer constitutes an Incentive Stock Option; and provided that, if the $100,000 limitation (or such other limitation prescribed by the Code) described in this Section 6.4 is exceeded, the Incentive Stock Option, the granting or modification of which resulted in the exceeding of such limit, shall be treated as an Incentive Stock Option up to the limitation and the excess shall be treated as a Non-Statutory Stock Option.

6.5 Exercise Price. The Exercise Price of a Non-Statutory Stock Option shall be determined by the Committee. Subject to the provisions of Section 6.3(b) hereof, the Exercise Price of an Incentive Stock Option shall be determined by the Committee and will not be less than 100% of the Fair Market Value of a share of Stock on the date the Option is granted (or in the case of an Option that is subsequently modified, on the date of such modification).

6.6 Exercise Period. The period for the exercise of each Option granted hereunder shall be determined by the Committee, but the Award Agreement with respect to each Option intended to be an Incentive Stock Option shall provide that such Option shall not be exercisable after the expiration of ten years from the date of grant (or modification) of the Option (subject to the provisions of Section 6.3(b) hereof). In addition, no Incentive Stock Option granted under the Plan shall be exercisable prior to stockholder approval of the Plan.

6.7 Option Exercise.

(a) Unless otherwise provided in the Award Agreement or Section 6.6 of this Plan, an Option may be exercised at any time or from time to time during the term of the Option as to any or all full shares which have become Purchasable under the provisions of the Option, but not at any time as to fewer than 100 shares unless the remaining shares that have become so Purchasable are fewer than 100 shares. The Committee shall have the authority to prescribe in any Award Agreement that the Option may be exercised only in accordance with a vesting schedule during the term of the Option.

(b) An Option shall be exercised by (i) delivery to the Company at its principal office a written notice of exercise with respect to a specified number of shares of Stock and (ii) payment to the Company at that office of the full amount of the Exercise Price for such number of shares of Stock in accordance with Section 6.7(c).

(c) The Exercise Price is to be paid in full in cash upon the exercise of the Option, and the Company shall not be required to deliver certificates for the shares of Stock purchased until such payment has been made; provided, however, that in lieu of cash, in the Committee’s sole discretion, all or any portion of the Exercise Price may be paid by (i) the Optionee’s tender to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, to be credited against the Exercise Price at the Fair Market Value of such shares on the date of exercise (however, no fractional shares may be so transferred, and the Company shall not be obligated to make any cash payments in consideration of any excess of the aggregate Fair Market Value of shares transferred over the aggregate Exercise Price), (ii) the Optionee’s execution of a recourse note equal to the Exercise Price or relevant portion thereof, subject in either case to compliance with applicable state and federal laws, rules and regulations, or (iii) such other means as the Committee may accept.

(d) In addition to and at the time of payment of the Exercise Price, the Optionee shall pay to the Company in cash the full amount of any federal, state, and local income, employment, or other withholding taxes applicable to the taxable income of such Optionee resulting from such exercise; provided, however, that in the discretion of the Committee any Award Agreement may provide that all or any portion of such tax obligations, together with additional taxes not exceeding the minimum required withholding obligation owed by the Optionee as a result of such exercise, may, upon the irrevocable election of the Optionee, be paid by tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Optionee, in that number of shares having a Fair Market Value on the date of exercise equal to the amount of such taxes thereby being paid, and subject to such restrictions as to the approval and timing of any such election as the Committee may from time to time determine to be necessary or appropriate to satisfy the conditions of the exemption set forth in Rule 16b-3 under the Exchange Act, if such rule is applicable.

(e) The holder of an Option shall not have any of the rights of a stockholder with respect to the shares of Stock subject to the Option until such shares have been issued and delivered to the Grantee upon the exercise of the Option.

6.8 Nontransferability of Option. Other than as provided below, no Option shall be transferable by an Optionee other than by will or the laws of descent and distribution or, in the case of Non-Statutory Stock Options, pursuant to a Qualified Domestic Relations Order. During the lifetime of an Optionee, Options shall be exercisable only by such Optionee (or by such Optionee’s guardian or legal representative, should one be appointed).

6.9 Termination of Employment or Service. The Committee shall have the power to specify, with respect to the Options granted to a particular Optionee, the effect upon such Optionee’s right to exercise an Option of termination of such Optionee’s employment or service under various circumstances, which effect may include immediate or deferred termination of such Optionee’s rights under an Option, or acceleration of the date at which an Option may be exercised in full or in part; provided, however, that in no event may an Incentive Stock Option be exercised after the expiration of ten years from the date of its grant. Further, in no event may an Incentive Stock Option be exercised more than three months following termination of such Optionee’s employment, unless termination is due to Optionee’s death or Permanent and Total Disability, in which case an Incentive Stock Option may be exercised within one year following such termination.

6.10 Employment Rights. Nothing in the Plan or in any Award Agreement shall confer on any person any right to continue in the employ of the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company or any of its Subsidiaries to terminate such person’s employment at any time.

6.11 Certain Successor Options. To the extent not inconsistent with the terms, limitations and conditions of Code Section 422 and any regulations promulgated with respect thereto, an Option issued in respect of an option held by an employee to acquire stock of any entity acquired, by merger or otherwise, by the Company (or any Subsidiary of the Company) may contain terms that differ from those stated in this Article 6, but solely to the extent necessary to preserve for any such employee the rights and benefits contained in such predecessor option, or to satisfy the requirements of Code Section 424(a).

6.12 Disqualifying Dispositions. By accepting an Incentive Stock Option granted under the Plan, each Optionee agrees to notify the Company in writing within five days after such Optionee makes a “disqualifying disposition” (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of Incentive Stock Option granted under the Plan. A “disqualifying disposition” is generally any disposition occurring on or before the later of (a) the date two years following the date the Incentive Stock Option was granted, or (b) the date one year following the date the Incentive Stock Option was exercised.

ARTICLE VII — RESTRICTED STOCK

7.1 Awards of Restricted Stock. The Committee may grant Awards of Restricted Stock, which shall be governed by an Award Agreement between the Company and the Grantee. Each Award Agreement shall contain such restrictions, terms, and conditions as the Committee may, in its discretion, determine, and may require that an appropriate legend be placed on the certificates evidencing the subject Restricted Stock. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, provided that the Grantee has executed the Restricted Stock Agreement governing the Award and, if the Committee so determines, appropriate blank stock powers, an escrow agreement and/or any other documents which the Committee may require as a condition to the issuance of such shares. If a Grantee shall fail to execute the foregoing documents within any time period prescribed by the Committee, the Award shall be void. At the discretion of the Committee, Restricted Stock issued in connection with an Award may be deposited together with any stock powers required by the Committee to be executed by a

Grantee with an escrow agent designated by the Committee (or with the Company or the Company’s secretary). Unless the Committee determines otherwise and as set forth in the Award Agreement, upon delivery of the Shares to the escrow agent or to Grantee, as the case may be, the Grantee shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

7.2 Non-Transferability. Shares of Restricted Stock shall not be transferable other than by will or pursuant to the laws of descent and distribution while the Shares are subject to restrictions, and thereafter, shall only be transferable as pursuant to the terms and conditions of the Award Agreement governing the Award of Restricted Stock.

7.3 Lapse of Restrictions. Restrictions upon Restricted Stock awarded hereunder shall lapse at such time or times (but, with respect to any award to a Grantee who is also a Section 16 Insider, not less than six months after the date of the Award) and on such terms and conditions as the Committee may, in its discretion, determine at the time the Award is granted or thereafter.

7.4 Termination of Employment. The Committee shall have the power to specify, with respect to each Award granted to any particular Grantee, the effect upon such Grantee’s rights with respect to such Restricted Stock of the termination of such Grantee’s employment under various circumstances, which effect may include immediate or deferred forfeiture of such Restricted Stock, the acceleration of the date at which any then-remaining restrictions shall lapse or the right of the Company to repurchase the Restricted Stock.

7.5 Treatment of Dividends. At the time an Award of Restricted Stock is made, the Committee may, in its discretion, determine that the payment to the Grantee of any dividends, or a specified portion thereof, declared or paid on such Restricted Stock shall be (i) deferred until the lapsing of the relevant restrictions and/or (ii) held by the Company for the account of the Grantee until such lapsing. In the event of such deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum determined by the Committee. Payment of deferred dividends, together with interest thereon, shall be made upon the lapsing of restrictions imposed on such Restricted Stock, and any dividends deferred (together with any interest thereon) in respect of Restricted Stock shall be forfeited upon any forfeiture of such Restricted Stock.

7.6 Delivery of Shares. Except as provided otherwise in Article 9 below, the Committee shall determine, in its discretion, when stock certificate(s) representing Restricted Stock are to be delivered to the Grantee; provided, however, that such certificates must be delivered within a reasonable amount of time after the lapse of the restrictions on such shares of Restricted Stock.

ARTICLE VIII — STOCK APPRECIATION RIGHTS

8.1 SAR Grants. The Committee, in its sole discretion, may grant to any Grantee an SAR. The Committee may impose such conditions or restrictions on the exercise of any SAR as it may deem appropriate, including, without limitation, restricting the time of exercise of the SAR to specified periods as may be necessary to satisfy the requirements of Rule 16b-3 of the Exchange Act.

8.2 Determination of Price. The SAR Price shall be established by the Committee in its sole discretion. The SAR Price shall not be less than 100% (110% for a Grantee described in Section 6.3(b) hereof) of the Fair Market Value of the Stock on the date the SAR is granted for an SAR issued in tandem with an Incentive Stock Option.

8.3 Exercise of an SAR. Upon exercise of an SAR, the Grantee shall be entitled, subject to the terms and conditions of this Plan and the Agreement, to receive the excess for each share of Stock being exercised under the SAR of (i) the Fair Market Value of such share of Stock on the date of exercise over (ii) the SAR Price for such share of Stock.

8.4 Payment for an SAR. At the sole discretion of the Committee, the payment of such excess shall be made in (i) cash, (ii) shares of Stock or (iii) a combination of both. Shares of Stock used for this payment shall be valued at their Fair Market Value on the date of exercise of the applicable SAR.

8.5 Status of an SAR under the Plan. Shares of Stock subject to an Award of an SAR shall be considered shares of Stock which may be issued under the Plan for purposes of Article 5 of this Plan, unless the Agreement making the Award of the SAR provides that the exercise of such SAR results in the termination of an unexercised Option for the same number of shares of Stock.

8.6 Termination of SARs. An SAR may be terminated as follows:

(a) During the period of continuous employment with the Company, Parent or Subsidiary, an SAR will be terminated only if it has been fully exercised or it has expired by its terms.

(b) Upon termination of employment, the SAR will terminate upon the earliest of (i) the full exercise of the SAR, (ii) the expiration of the SAR by its terms and (iii) not more than three months following the date of employment termination; provided, however, should termination of employment (A) result from the death or Permanent and Total Disability of the Grantee, the period referenced in clause (iii) hereof shall be one year or (B) be for Cause, the SAR will terminate on the date of employment termination. For purposes of the Plan, a leave of absence approved by the Company shall not be deemed to be termination of employment unless otherwise provided in the Agreement or by the Company on the date of the leave of absence.

(c) Subject to the terms of the Agreement with the Grantee, if a Grantee shall die or become subject to a Permanent and Total Disability prior to the termination of employment with the Company, Parent or Subsidiary and prior to the termination of an SAR, such SAR may be exercised to the extent that the Grantee shall have been entitled to exercise it at the time of death or disability, as the case may be, by the Grantee, the estate of the Grantee or the person or persons to whom the SAR may have been transferred by will or by the laws of descent and distribution.

(d) Except as otherwise expressly provided in the Award Agreement with the Grantee, in no event will the continuation of the exercise period of an SAR beyond the date of termination of employment allow the Employee, or the Employee’s beneficiaries or heirs, to accrue additional rights under the Plan, have additional SARs available for exercise, or receive a higher benefit than the benefit payable as if the SAR had been exercised on the date of employment termination.

8.7 No Stockholder Rights. The Grantee shall have no rights as a shareholder with respect to an SAR. In addition, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or rights except as provided in Article 10 of this Plan.

8.8 SARs Granted in Tandem with Incentive Stock Options. In addition to the foregoing provisions, an SAR granted in tandem with an Incentive Stock Option shall be subject to the following requirements:

(a) The SAR must expire no later than the expiration of the underlying Incentive Stock Option;

(b) The SAR may be transferred only when the underlying Incentive Stock Option may be transferred and subject to the same conditions;

(c) The SAR may be exercised only when the underlying Incentive Stock Option may be exercised; and

(d) The SAR may be exercised only when the Fair Market Value of the Stock exceeds the Exercise Price of the underlying Incentive Stock Option.

ARTICLE IX — STOCK CERTIFICATES, RESTRICTIONS

9.1 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option or SAR granted hereunder or any portion thereof, or deliver any certificate for Restricted Stock granted hereunder, prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

(b) The completion of any registration or other qualification of such shares which the Committee shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the SEC or any other governmental regulatory body, or the determination by the Company, with the advice of legal counsel, that exemptions are available from such registration and qualification;

(c) The receipt of any approval or other clearance from any federal or state governmental agency or body which the Committee shall determine to be necessary or advisable; and

(d) The lapse of such reasonable period of time following the exercise of an Option or SAR as the Committee from time to time may establish for reasons of administrative convenience.

9.2 Legends; No Liability for Failure to Issue Stock without Approvals. Stock certificates issued and delivered to Grantees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Stock pursuant to Awards hereunder shall relieve the Company of any liability with respect to the non-issuance or sale of the Stock as to which such approval shall not have been obtained. The Company shall, however, use reasonable efforts to obtain all such approvals.

9.3 Contractual Restrictions.

(a) The Committee may require each Grantee to represent to and agree with the Company in writing that the Grantee is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Committee believes are appropriate. The certificate evidencing any Award and any securities issued pursuant thereto may include any legend which the Committee deems appropriate to reflect any restrictions on transfer and compliance with applicable securities laws.

(b) The Committee may require that the Stock so issued to any Grantee be subject to or bound by (i) a buy-back agreement, (ii) a lock-up agreement, (iii) a voting agreement, (iv) a right of first refusal or (v) any agreement that is generally applicable to the Company’s stockholders. Each of these restrictions may be set forth in separate agreements or documents, and the obligation of the Company to issue shares hereunder shall be contingent upon the Grantee’s execution of such agreements or agreement to be bound by the restrictions therein. These restrictions may also apply to any new, additional or different securities the Grantee may become entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of the Company, and to any Permitted Transferee.

ARTICLE X — ADJUSTMENTS AND COMPANY TRANSASACTIONS.

10.1 Stock Dividends and Combinations. If the number of outstanding shares of Stock is increased by means of a stock split or stock dividend, or decreased by means of a combination of shares, the Committee shall proportionately appropriately adjust (i) the aggregate number of shares of Stock for which Options or Awards may be granted hereunder, and (ii) the rights of Optionees (concerning the number of shares subject to Options and the Exercise Price) under outstanding Options and the rights of the holders of Awards (concerning the terms and conditions of the lapse of any then-remaining restrictions).

10.2 Recapitalizations and Mergers. If all shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares (other than an event covered by Section 10.3 below), the Committee shall appropriately adjust (i) the aggregate number and kind of shares of Stock for which Options or Awards may be granted hereunder, and (ii) the rights of Optionees (concerning the number of shares subject to Options and the Exercise Price) under outstanding Options and the rights of the holders of Awards (concerning the terms and conditions of the lapse of any then-remaining restrictions).

10.3 Effect of a Company Transaction. In the event of a Company Transaction, the Committee may in its discretion take any, all or none of the following actions:

(a) The Committee may determine that the vesting schedule for any or all unvested Options or SARs outstanding at the time of such Company Transaction shall automatically accelerate, whether in full or in part, as of or prior to the effective date of the Company Transaction.

(b) The Committee may determine that the restrictions applicable to any or all Awards of Restricted Stock shall automatically lapse, whether in full or in part, as of or prior to the effective date of the Company Transaction.

(c) The Committee may notify any or all Grantees that their Awards granted under the Plan shall be assumed by any successor entity or substituted on an equitable basis (as determined by the Committee in its sole discretion) with Awards issued by such successor entity.

(d) The Committee may determine that any or all Options and SARs shall remain in effect in accordance with their terms and thereafter, following an adjustment made in accordance with the provisions of Section 10.2, shall be exercisable for such securities or property as the underlying Stock would have been eligible to receive at the time of the Company Transaction.

(e) Anything to the contrary in the Plan or in any Award Agreement notwithstanding, the Committee may determine that the vested portion of any or all Options or SARs (whether or not vesting is accelerated in accordance with subparagraph (a) above) must be exercised prior to, or within a specified period after, the effective date of such Company Transaction or shall lapse (together with any unvested portion of such Options or SARs) immediately thereafter.

The Company will use reasonable efforts to notify the Grantees of any of the foregoing actions or determinations by the Committee within a reasonable period of time before completion of the Company Transaction. The Committee may condition any of the foregoing actions or determinations on the actual completion of the Company Transaction.

10.4 Adjustments Generally. The adjustments described in Sections 10.1 through 10.3, and the manner of their application, shall be determined solely by the Committee (which specifically shall have the power to elect among alternative forms of adjustments in the event that a transaction would be eligible for adjustment pursuant to more than one of the Sections 10.1 through 11.3), provided, however, that no such adjustment will be made if such adjustment would give rise to any tax under Section 409A of the Code. Any such adjustment may provide for the elimination of fractional share interests. The Committee will use reasonable efforts to ensure that any adjustment made by the Committee shall be made in a manner that will not cause an Incentive Stock Option to become a Non-Statutory Stock Option under applicable statutory and regulatory provisions. The adjustments required under this Article 10 shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

ARTICLE XI — TERM, TERMINATION AND AMENDMENT

11.1 Term of the Plan. The Plan will continue in effect until the 10th anniversary of the date it is adopted by the Board, or until terminated in accordance with Section 11.2, if earlier; provided, however, that if the stockholders approve an amendment that (i) increases the number of shares subject to the Plan or (ii) extends the period which Incentive Stock Options may be granted hereunder, the Plan will continue in effect until the 10th anniversary of the effective date of such increase or extension; but provided further, that Incentive Stock Options granted prior to either such 10th anniversary may extend beyond that date.

11.2 Termination and Amendment. The Board may at any time terminate or amend the Plan; provided, however, that to the extent that Options granted under the Plan are intended to be Incentive Stock Options, the Board (unless its actions are approved or ratified by the stockholders of the Company within twelve months of the date that the Board amends the Plan) may not amend the Plan to:

(a) Increase the total number of shares of Stock reserved for the purposes of the Plan (except as otherwise contemplated in Section 5.1 or Article 10, hereof); or

(b) Change the class of employees eligible to receive Awards.

11.3 Effect on Grantee’s Rights. No termination, amendment, or modification of the Plan shall affect adversely a Grantee’s rights with respect to an Award without the consent of the Grantee or his legal representative, except to the extent expressly contemplated by the Award Agreement.

11.4 Certain Amendments Permitted. Notwithstanding the provisions of Section 11.2, the Committee shall have the power to amend any Award Agreement to (a) correct any clerical, typographical or stenographical error; (b) resolve any inconsistency between any such agreement or grant and the Plan; and (c) give effect to administrative changes (such as correction of corporate names and addresses, names of Company personnel and the like). The Committee’s determination that any amendment is permitted under this Section 11.4 shall be final and binding on all parties absent manifest error.

ARTICLE XII — RELATIONSHIP TO OTHER COMPENSATION PLANS

The adoption of the Plan shall not affect any other stock option, incentive, or other compensation plans in effect for the Company or any of its Subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its Subsidiaries from establishing any other form of incentive or other compensation plan for Employees, Officers or Directors of the Company or any of its Subsidiaries.

ARTICLE XIII — MISCELLANEOUS

13.1 Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Awards or accept the surrender of outstanding Awards and grant new Awards in substitution for them; provided that no modification of an Award shall adversely affect a Grantee’s rights under an Award Agreement without the consent of the Grantee or his legal representative.

13.2 Withholding of Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for federal income tax purposes with respect to any Award under the Plan, the Grantee will pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee. Unless otherwise determined by the Committee, the minimum required withholding obligation with respect to an Award may be settled in Stock, including the Stock that is subject to that Award.

13.3 Forfeiture for Competition. Award Agreements may contain such provisions as shall be deemed necessary or appropriate by the Committee regarding partial or total forfeiture of Stock or Awards if a Grantee provides services to a competitor of the Company, a Parent, or any Subsidiary, solicits employees of the Company on behalf of another business, violates his or her obligations of confidentiality to the Company, breaches his or her employment agreement with the Company, subject in each case to a determination to the contrary by the Committee.

13.4 Leave of Absence. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on Awards under the Plan theretofore made to any recipient who takes such leave of absence.

13.5 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

13.6 Singular, Plural; Gender. Whenever used in this Plan, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

13.7 Headings Not Part of Plan. Headings of Articles and Sections of this Plan are inserted for convenience and reference; they do not constitute part of the Plan.

13.8 Governing Law. The Plan and any Awards granted hereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to such state’s conflict of law provisions, and, in any event, except as superseded by applicable Federal law.